Exhibit 99.1

Contact: Marc Cannon (954) 769-3146 cannonm@autonation.com Investor contacts: Cheryl Scully (954) 769-7734 scullyc@autonation.com Kate Keyser-Pearlman (954) 769-7342 keyserk1@autonation.com
AutoNation Announces June 2012 Retail New Vehicle Unit Sales of 22,862

•	June 2012 retail new vehicle unit sales increased 38% versus June 2011

•	Second quarter 2012 retail new vehicle unit sales of 67,159 increased 31% versus the second quarter of 2011

FORT LAUDERDALE, Fla., July 5, 2012 - AutoNation, Inc. (NYSE: AN), America’s largest automotive retailer, today announced that its retail new vehicle unit sales in June 2012, as reported to the applicable automotive manufacturers, totaled 22,862, an increase of 38% as compared to June 2011. Retail new vehicle unit sales in June 2012 for AutoNation’s operating segments were as follows:

•	7,066 for Domestic, up 25% versus June 2011,

•	11,579 for Import, up 56% versus June 2011, and

•	4,217 for Premium Luxury, up 20% versus June 2011.

For the second quarter of 2012, AutoNation’s retail new vehicle unit sales, as reported to the applicable automotive manufacturers, increased 31%, with Domestic up 18%, Import up 47%, and Premium Luxury up 18%, in each case as compared to the second quarter of 2011.
The Company will provide additional information during the second quarter earnings call, scheduled for July 19, 2012 at 11:00 a.m. Eastern.
AutoNation expects to report July 2012 retail new vehicle unit sales on August 2, 2012.

The information provided in this news release is based on sales reports provided by our stores, including stores acquired since June 2011, to the applicable automotive manufacturers and is provided on a continuing operations basis. These reports are prepared based on the standards established by the applicable automotive manufacturers, which differ from GAAP revenue recognition and other requirements and are based on the time periods set by the automotive manufacturers for reporting monthly sales (which generally differ from the calendar month). As a result, our operating results calculated and presented in accordance with GAAP, including our new vehicle unit sales, may differ materially from any results expressed or implied by the information provided in our monthly sales reports and summarized in this news release and future news releases. In addition, new vehicle unit sales are subject to seasonal trends. Consequently, new vehicle unit sales for a particular month are not necessarily indicative of results to be expected for a full quarter or year. Please refer to our public filings with the Securities and Exchange Commission, including without limitation our Annual Report on Form 10-K for the year ended December 31, 2011 and our subsequent Quarterly Reports on Form 10-Q, for additional information regarding our operations. Investors should not assume that our disclosure of the information in this news release means that we have determined that such information is material to the Company.

About AutoNation, Inc.
AutoNation is transforming the automotive retail industry through bold leadership. We deliver a superior automotive retail experience through our customer-focused sales and service processes. Owning and operating 260 new vehicle franchises, which sell 32 brands across 15 states, AutoNation is America's largest automotive retailer, with state-of-the-art operations and the ability to leverage economies of scale that benefit the customer. As an indication of our leadership position in our industry, AutoNation is a component of the S&P 500 Index. AutoNation is driven to be the best-run, most profitable automotive retailer. Follow us at www.facebook.com/autonation and www.twitter.com/autonation.

For additional information about AutoNation, please visit investors.autonation.com or www.autonation.com.